EXHIBIT 99.1


PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact:   John E. Anderson
           Chief Executive Officer                    904/396-5733, Ext. 101



PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER
AND
FIRST NINE MONTHS OF FISCAL YEAR 2007

Jacksonville, Florida; August 1, 2007 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income for the third quarter of fiscal 2007 of $2,426,000 or $0.77 per diluted share, an increase of $582,000 or 31.6% compared to $1,844,000 or $0.59 per diluted share for the same period last year. Net income for the first nine months of fiscal 2007 was $7,183,000 or $2.30 per diluted share, an increase of $1,736,000 or 31.9% compared to $5,447,000 or $1.77 per diluted share for the same period last year.

Net income for the third quarter and nine months of fiscal 2006 was adversely impacted by $649,000 ($.21 per diluted common share) of vacation expense, net of income tax benefits, that was not previously accrued. Results for the first three quarters of fiscal 2007 were assisted by lower expense for transportation insurance reserves and losses of $1,043,000 for the first nine months ($636,000 net of income taxes). This is a result of continued trends in recent years of safe operation, lack of severe accidents, and favorable claim development.

Third Quarter Operating Results. For the third quarter of fiscal 2007, consolidated revenues were $39,631,000, an increase of $2,020,000 or 5.4% over the same quarter last year.

Transportation segment revenues were $34,107,000 in the third quarter of 2007 an increase of $1,672,000 over the same quarter last year. Excluding fuel surcharges, revenue per mile was the same quarter-over-quarter primarily reflecting a trend in the Company's flatbed operation of decreasing freight demand and corresponding pricing softness from the housing downturn and attendant lower demand for construction materials. Revenue miles in the current quarter were up 5.8% compared to the third quarter of 2006 primarily from improved driver manning and higher tractor count.

Real Estate segment revenues for the third quarter of fiscal 2007 were $5,524,000, an increase of $348,000 or 6.7% over the same quarter last year. Lease revenue from developed properties increased $402,000 or 11.7%, due to an increase in occupied square footage, higher rental rates on new leases, and $145,000 in common area charges for repairs. Royalties from mining operations decreased $54,000 or 3.1% due to lower tons mined.

Consolidated gross profit was $7,794,000 in the third quarter of fiscal 2007 compared to $7,340,000 in the same period last year, an increase of 6.2%. Gross profit in the transportation segment increased $474,000 or 11.0% due to the inclusion of $712,000 of vacation expense in the 2006 quarter partially offset by lower fuel surcharge revenue as a percent of total revenues in the 2007 quarter. Gross profit in the real estate segment decreased $20,000 or 0.7% from the third quarter 2006, due primarily to the increased staffing to facilitate portfolio expansion.

Selling, general and administrative expenses decreased $353,000 over the same quarter last year. Those costs decreased due to the inclusion in the third quarter of fiscal 2006 of $261,000 of vacation expense which was not previously accrued along with lower audit fees and Sarbanes-Oxley compliance costs in fiscal 2007. SG&A expense was 7.4% of revenue for the third quarter of fiscal 2007 compared to 8.7% for the same period last year.

                                  Continued
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    1801 Art Museum Drive /  Jacksonville, Florida  32207 / (904) 396-5733

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Nine Months Operating Results. For the first nine months of fiscal 2007, consolidated revenues were $114,911,000, an increase of $6,316,000 or 5.8% over the same period last year.

Transportation segment revenues were $98,419,000 in the first nine months of 2007, an increase of $5,339,000 over the same period last year. Excluding fuel surcharges, revenue per mile was the same year to year reflecting a trend of decreasing freight demand and pricing softness from the downturn in housing and attendant lower demand for construction materials. Revenue miles in the first nine months were up 6.7% compared to the same period in 2006 primarily from improved driver manning and higher tractor count.

Real Estate segment revenues for the first nine months of fiscal 2007 were $16,492,000, an increase of $977,000 or 6.3% over the same period last year. Lease revenue from developed properties increased $1,129,000 or 10.7%, due to an increase in occupied square footage and higher rental rates on new leases. Royalties from mining operations decreased $152,000 or 3.1% due to lower tons mined.

Consolidated gross profit was $23,676,000 in the first nine months of fiscal 2007 compared to $20,959,000 in the same period last year, an increase of 13.0%. Gross profit in the transportation segment increased $2,360,000 or 18.7%, due to lower insurance reserves and loss expense and increased revenue miles. Gross profit in the real estate segment increased $357,000 or 4.3% over the same period last year, due to the increased revenues partially offset by costs associated with increased square footage leased and increased staffing to facilitate continuing portfolio expansion.

Selling, general and administrative expenses decreased $13,000 over the same period last year. The decrease was primarily due to a $209,000 reduction in audit fees and Sarbanes-Oxley compliance costs offset by a $171,000 increase in stock compensation expense as required by SFAS 123R. SG&A expense was 8.0% of revenue for the first nine months of fiscal 2007 compared to 8.5% for the same period last year.

Summary and Outlook. The flatbed portion of the transportation segment continues to face negative industry trends and significant profitability challenges due to poor freight demand, utilization disruption and pricing softness resulting from the housing downturn. This downturn may continue throughout calendar 2007 and into 2008. Florida Rock & Tank Lines, Inc. acquired another transport company's Atlanta Georgia market business in July 2007. This included the purchase of 12 tractors and trailers, the hiring of drivers and support staff along with assumption of all the customers. Total additional annual revenue from this acquisition is estimated to be $2.5 million.

The Company's real estate development business has benefited from active inquiry from prospective tenants for its warehouse-office product and corresponding favorable occupancy rates. The Company also continues to explore opportunities for development of various properties. The Company expects to continue expanding its portfolio of warehouse-office products.


Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

                                      Continued

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Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


	              PATRIOT TRANSPORTATION HOLDING, INC.
	     Summary of Consolidated Revenues and Earnings (unaudited)
                       (In thousands except per share amounts)


                                       Three Months             Nine Months
                                          Ended                   Ended
                                         June 30                 June 30
                                         -------                 --------
                                     2007      2006           2007       2006
                                     ----      ----           ----       -----

Revenues                           $39,631    37,611         $114,911   108,595
Gross profit                       $ 7,794     7,340         $ 23,676    20,959
Income before income taxes         $ 3,979     3,046         $ 11,782     8,857
Net income                         $ 2,426     1,844         $  7,183     5,447
Earnings percommon share:
       Basic                       $   .80       .62         $   2.38      1.83
       Diluted                     $   .77       .59         $   2.30      1.77
Weighted average common
  shares outstanding:
       Basic                         3,035     2,985            3,016     2,974
       Diluted                       3,142     3,105            3,125     3,085

                       PATRIOT TRANSPORTATION HOLDING, INC.
                       Condensed Balance Sheets (unaudited)
                             (Amounts in thousands)
                                                  June 30         September 30
                                                    2007              2006
                                                  --------        -------------

Cash and cash equivalents                       $       861         $       154
Accounts receivable, net                             10,603              11,761
Other current assets                                  4,994               5,497
Property, plant and equipment, net                  190,921             192,073
Investment in Brooksville Joint Venture               5,784                   0
Other non-current assets                             10,063               9,730
                                                -----------       -------------
       Total Assets                             $   223,226         $   219,215
                                                ===========       =============

Current liabilities                             $    16,317         $    18,192
Long-term debt (excluding current maturities)        56,380              60,548
Deferred income taxes                                15,709              14,968
Other non-current liabilities                         7,039               7,455
Shareholders' equity                                127,781             118,052
                                                -----------        ------------
       Total Liabilities and Shareholders'
          Equity                                $   223,226         $   219,215


                                    Continued

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                        PATRIOT TRANSPORTATION HOLDING, INC.
                           Business Segments (unaudited)
                              (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                                Three Months Ended       Nine Months Ended
                                    June 30                  June 30
                                    -------                  -------
                                2007          2006       2007         2006
                                ----          ----       ----         ----

Transportation Revenues         $  34,107   32,435       $  98,419    93,080
Real Estate Revenues                5,524    5,176          16,492    15,515
                                ---------   ------       ---------    ------

Total Revenues                  $  39,631   37,611       $ 114,911   108,595
                                =========   ======       =========   =======


Transportation Operating Profit $   2,600    2,097       $   8,452     5,988
Real Estate Operating Profit        2,999    3,019           8,708     8,351
Corporate Expenses                   (738)  (1,062)         (2,680)   (2,589)
                                ----------  -------      ----------  --------

Total Operating Profit          $   4,861    4,054       $  14,480    11,750
                                =========   =======      ==========  ========
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